Exhibit 3.2

CERTIFICATE OF ELIMINATION OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

CONNETICS CORPORATION

Connetics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Certificate of Designation with respect to the above Series C Preferred Stock was filed in the office of the Secretary of State of Delaware on March 22, 2005. None of the authorized shares of the Series C Preferred Stock are outstanding and none will be issued.

     SECOND: That at a regularly scheduled meeting of the Board of Directors of Connetics Corporation, resolutions were duly adopted setting forth the proposed elimination of its Series of Preferred Stock, designated as Series C Preferred Stock as set forth herein:

“RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate if Incorporation, the Board of Directors hereby confirms that no shares of Series C Preferred Stock are currently outstanding and the Corporation has no obligation to issue such shares in the future and the Board of Directors hereby revokes and rescinds its prior designation of the rights, preferences, privileges and limitation of 10,000 shares of Series C Preferred Stock out of the Corporation’s authorized shares of Preferred Stock.

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Elimination of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deerm necessary or appropriate to carry out the intent of the foregoing resolution.”

     THIRD: That in accordance with the provisions of Section 151 of the General Corporation law of the State of Delaware, the Amended and Restated Certificate of Incorporation, is hereby amended to eliminate all references to the Series C Preferred Stock of the Company.

     IN WITNESS WHEREOF, said Connetics Corporation, has caused this certificate to be signed by Katrina J. Church, its Executive Vice President, General Counsel and Secretary, this 13th day of May 2005.

/s/ Katrina J. Church
Katrina J. Church
Executive Vice President, General Counsel and Secretary